EXHIBIT 10.1

Form of Escrow Agreement

FORM OF ESCROW AGREEMENT

BETWEEN CNL INCOME PROPERTIES, INC.

AND WACHOVIA BANK, NA

THIS ESCROW AGREEMENT (the “Agreement”) is dated this      day of April, 2006, by and among CNL INCOME PROPERTIES, INC., a Maryland corporation (the “Company”), CNL SECURITIES CORP., a Florida Corporation (the “Managing Dealer”), and Wachovia Bank, NA (the “Escrow Agent”). This Agreement shall be effective as of the effective date of the Company’s Registration Statement filed with the Securities and Exchange Commission (the “Effective Date”).

WHEREAS, the Company proposes to offer and sell, on a best-efforts basis through the Managing Dealer and selected broker-dealers who are registered with the National Association of Securities Dealers, Inc. or who are exempt from broker-dealer registration (the Managing Dealer and such selected broker-dealers are hereinafter referred to collectively as the “Soliciting Dealers”), up to 200,000,000 shares of common stock of the Company (the “Shares”) to investors pursuant to a registration statement (the “Registration Statement”) filed with the Securities and Exchange Commission; and

WHEREAS, the Company and the Managing Dealer desire to establish an escrow in which funds received from subscribers will be deposited and the Escrow Agent is willing to serve as Escrow Agent upon the terms and conditions herein set forth; and

WHEREAS, in order to subscribe for Shares, a subscriber must deliver the full amount of its subscription, subject to volume discounts or net of commission sales as applicable: (i) by check in U.S. dollars, (ii) by wire transfer of immediately available funds in U.S. dollars, or (iii) as otherwise agreed to by the Company (collectively, the “Payment”).

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties covenant and agree as follows:

1.	Establishment of Escrow Accounts. On or prior to the Effective Date, the Company and the Managing Dealer shall establish an interest-bearing escrow account with the Escrow Agent, which escrow account shall be entitled “WBNA, ESCROW AGENT FOR CNL INCOME PROPERTIES, INC.” (the “Escrow Account”). All monies deposited in the Escrow Account are hereinafter referred to as the “Escrowed Funds.” The Managing Dealer will, and will cause selected broker-dealers acting as Soliciting Dealers to, instruct subscribers to make Payments for subscriptions payable to the order of the Escrow Agent or the Company. The Managing Dealer may authorize certain Soliciting Dealers which are “$250,000 broker-dealers” to instruct their customers to make their Payments for Shares subscribed for payable directly to the Soliciting Dealer. In such case, the Soliciting Dealer will collect the proceeds of the subscribers’ Payments and issue a Payment made payable to the order of the Escrow Agent for the aggregate amount of the subscription proceeds.

2.	Deposits into the Escrow Account. The Managing Dealer will promptly deliver all monies received from subscribers for the payment of Shares to the Escrow Agent for deposit in the Escrow Account.

3.	Collection Procedure.

(a)	The Escrow Agent is hereby authorized to forward each Payment for collection and, upon collection of the proceeds of each Payment, to deposit the collected proceeds in the Escrow Account or, alternatively, the Escrow Agent may telephone the bank on which the Payment is drawn to confirm that the Payment has been paid.

(b)	Any Payment returned unpaid to the Escrow Agent shall be returned to the Soliciting Dealer that submitted the Payment. In such cases the Escrow Agent will promptly notify the Company of such return.

(c)	In the event that the Company rejects any subscription for Shares and, the Escrow agent has already collected funds for such subscription, the Escrow Agent shall promptly issue a refund Payment to the drawer of the Payment submitted by or on behalf of the rejected or withdrawing subscriber. If the Escrow Agent has not yet collected funds for such subscription but has submitted the Payment relating to such subscription for collection, the Escrow Agent shall promptly issue a Payment in the amount of such Payment to the rejected or withdrawing subscriber after the Escrow Agent has cleared such funds. If the Escrow Agent has not yet submitted the Payment relating to the subscription of the rejected or withdrawing subscriber, the Escrow Agent shall promptly remit such Payment directly to the drawer of the Payment submitted by or on behalf of the subscriber.

4.	Investment of Escrowed Funds. The Escrow Agent, immediately upon receipt of each Payment remitted to it, shall deposit such Payment in a bank account (including, but not limited to, interest-bearing savings accounts and bank money market account), in short-term certificates of deposit issued by a bank, in short-term securities directly or indirectly issued or guaranteed by the United States Government, or in other short-term, highly liquid investments with appropriate safety of principal, all as directed by the Company. Interest and dividends earned on such investments shall be similarly reinvested. Following the distribution of Escrowed Funds to the Company pursuant to Paragraph 5 below, any funds remaining in the Escrow Account shall be invested in bank money market funds or similar instruments as directed by the Company.

5.	Distribution of Escrowed Funds. The Escrow Agent shall release from the Escrow Account to the Company any and all Escrowed Funds therein together with all interest earned thereon, upon written request of an officer of the Company.

6.	Indemnification of Escrow Agent. From and at all times after the date of this Escrow Agreement, the Managing Dealer and the Company, jointly and severally, shall, to the fullest extent permitted by law, defend, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation the Managing Dealer or the Company, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees of such counsel shall be paid upon demand by the the Managing Dealer and the Company jointly and severally. The obligations of the Managing Dealer and the Company under this Section 6 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent.

The parties agree that neither the payment by the Managing Dealer or the Company of any claim by Escrow Agent for indemnification hereunder nor the disbursement of any amounts to Escrow Agent from the Escrow Funds in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify, or affect, as between the Managing Dealer and the Company, the respective rights and obligations of the Managing Dealer, on the one hand, and the Company, on the other hand, under the Underlying Agreement.

7.	Inability to Deliver. In the event that Payments for subscriptions delivered to the Escrow Agent by the Company pursuant to this Agreement are not cleared through normal banking channels within 120 days after such delivery, the Escrow Agent shall deliver such uncleared Payments to the Company.

8.	Notice. All notices, requests, demands and other communications or deliveries required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, given by facsimile confirmed by telephone call or deposited for mailing, first class, postage prepaid, registered or certified mail, as follows:

If to the subscribers for Shares:	To their respective addresses as specified in their Subscription Agreements.

If to the Company:	CNL Income Properties, Inc.
CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801
Attention: Ms Tammie Quinlan, Chief Financial Officer and Executive Vice President; and Amy Sinelli, Vice President and Corporate Counsel
(407) 650 – 1000 telephone
(407) 540 – 2544 facsimile

If to the Managing Dealer:	CNL Securities Corp.
CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801
Attention: Mr. Robert A. Bourne, President
(407) 650 – 1000 telephone

If to the Escrow Agent:	Wachovia Bank, NA
Corporate Trust Group
225 Water Street, 3rd Floor
Jacksonville, FL 32202
Attention: Stephanie Moore

9.	Fees to Escrow Agent. In consideration of the services to be provided by the Escrow Agent hereunder, the Company agrees to pay the fees to the Escrow Agent.

10.	General.

(a)	This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of Florida applicable to contracts to be made and performed entirely in said state.

(b)	The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(c)	This Agreement sets forth the entire agreement and understanding of the parties with regard to this escrow transaction and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

(d)	This Agreement may be amended, modified, superseded or cancelled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver in any one or more instances by any party of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of the breach of any other terms of this Agreement.

(e)	This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f)	This Agreement shall inure to the benefit of the parties hereto and their respective administrators, successors, and assigns.

11.	Representation of the Company. the Company hereby acknowledges that the status of the Escrow Agent with respect to the offering of the Shares is that of agent only for the limited purposes herein set forth, and hereby agrees it will not represent or imply that the Escrow Agent, by serving as the Escrow Agent hereunder or otherwise, has investigated the desirability or advisability of an investment in the Shares, or has approved, endorsed or passed upon the merits of the Shares, nor shall the Company use the name of the Escrow Agent in any manner whatsoever in connection with the offer or sale of the Shares, other than by acknowledgement that it has agreed to serve as Escrow Agent for the limited purposes herein set forth.

12.	Resignation of Escrow Agent. Should, at any time, any attempt be made to modify this Agreement in a manner that would increase the duties and responsibilities of the Escrow Agent, or to modify the Escrow Agreement in any manner that the Escrow Agent shall deem undesirable, the Escrow Agent may resign by notifying the Company. Such resignation shall become effective on the earlier to occur of (i) the acceptance by a successor Escrow Agent or (ii) sixty (60) days following the date upon which notice was mailed. Until such time as the Escrow Agent has resigned in accordance herewith, the Escrow Agent shall perform its duties hereunder in accordance with the terms of this Escrow Agreement.

13.	Acts of God. The Escrow Agent shall not be responsible for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God, earthquakes, fires, floods, wars, civil or military disturbances, sabotage, epidemics, riots, interruptions, loss or malfunctions of utilities, computer (hardware or software) or communication service, accidents, labor disputes, acts of civil or military authority, or governmental actions.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

“COMPANY”
CNL INCOME PROPERTIES, INC.

By:
TAMMIE QUINLAN
Chief Financial Officer and EVP

“MANAGING DEALER”
CNL SECURITIES CORP.

Attest:	By:
ROBERT A. BOURNE, President

“ESCROW AGENT”
WACHOVIA BANK, NA

Attest:	By:
Name:
Title: